Exhibit 4.3

ROCKWELL COLLINS, INC.

2015 LONG-TERM INCENTIVES PLAN

Section 1: Purpose

The purpose of the Plan is to promote the interests of the Corporation and its shareowners by providing incentive compensation opportunities to assist in (i) attracting, motivating and retaining Employees and Non-Employee Directors and (ii) aligning the interests of Employees and Non-Employee Directors participating in the Plan with the interests of the Corporation’s shareowners.

Section 2: Definitions

As used in the Plan, the following terms shall have the respective meanings specified below.

a.	“Award” means an award granted pursuant to Section 4.

b.

“Award Agreement” means any written or electronic agreement, contract or other instrument or document described in Section 6 setting forth the terms and conditions applicable to an Award granted to a Participant. An Award Agreement may, but need not, be signed by the Company or a Participant.

c.	“Board of Directors” means the Board of Directors of the Corporation, as it may be comprised from time to time.

d.	“Change of Control” means any of the events outlined in Section 10.

e.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

f.	“Committee” means the Compensation Committee of the Board of Directors, as it may be comprised from time to time.

g.	“Corporation” means Rockwell Collins, Inc. and any successor thereto.

h.	“Covered Employee” means a covered employee within the meaning of Code Section 162(m)(3).

i.

“Dividend Equivalent” means an amount equal to the amount of cash dividends payable with respect to a share of Stock after the date specified in an Award Agreement with respect to an Award settled in Stock, an Award of Restricted Stock or an Award of Restricted Stock Units; provided, however, that (A) no Dividend Equivalents shall be paid in respect of Awards of Options, SARs or other appreciation rights and (B) Dividend Equivalents may be accumulated but not paid in respect of Performance Shares, Performance Units or any other performance awards prior to vesting or the end of the Performance Period.

j.	“Employee” means an individual who is an employee or a leased employee of the Corporation or a Subsidiary.

k.	“Exchange Act” means the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time.

l.	“Executive Officer” means an Employee who is an executive officer of the Corporation as defined in Rule 3b-7 under the Exchange Act as it may be amended from time to time.

m.

“Fair Market Value” means the closing sale price of the Stock as reported in the New York Stock Exchange-Composite Transactions (or if the Stock is not then traded on the New York Stock Exchange, the closing sale price of the Stock on the stock exchange or over-the-counter market on which the Stock is principally trading on the relevant date) on the date of a determination (or on the next preceding day the Stock was traded if it was not traded on the date of a determination).

n.	“Incentive Stock Option” means an Option (or an option to purchase Stock granted pursuant to any other plan of the Corporation or a Subsidiary) intended to comply with Code Section 422.

o.	“Non-Employee Director” means a member of the Board of Directors who is not an Employee.

p.	“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

q.	“Option” means an option to purchase Stock granted pursuant to Section 4(a).

r.	“Participant” means any Employee or Non-Employee Director who has been granted an Award.

s.

“Performance Formula” means, for a Performance Period, one or more objective formulas or standards established by the Committee for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained with respect to one or more Performance Goals. Performance Formulas may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

t.

“Performance Goal” means the level of performance, whether absolute or relative to a peer group or index, established by the Committee as the performance goal with respect to a Performance Measure. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

u.

“Performance Measure” means one or more of the following selected by the Committee to measure the performance of the Corporation, a business unit (which may but need not be a Subsidiary) of the Corporation or both for a Performance Period: basic or diluted earnings per share; revenue; sales; operating income; net income; earnings before or after interest, taxes, depreciation or amortization; price to earnings ratio; return on capital; return on invested capital; return on equity; return on assets; return on net assets; return on sales; cash flow; cash flow return on equity; cash flow return on investment; operating cash flow; free cash flow (operating cash flow plus proceeds from property dispositions less capital expenditures); working capital; economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital); economic profit, cost targets or reductions, savings, productivity or efficiencies; expense targets; product development or release schedules; maintenance or improvement of operating margin or profit margin; debt leverage (debt to capital); strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, and goals relating to acquisitions, divestitures, joint ventures and similar transactions; stock price; market capitalization; and total shareowner return. Each such measure, to the extent applicable, shall be determined in accordance with generally accepted accounting principles as consistently applied by the Corporation and, if so determined by the Committee at the time the Award is granted and to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

v.

“Performance Period” means one or more periods of time (of not less than one fiscal year of the Corporation), as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s rights in respect of an Award.

w.	“Performance Share” means an Award denominated in shares of Stock based on the achievement of performance goals granted pursuant to Section 4(f).

x.	“Performance Unit” means an Award denominated in cash based on the achievement of performance goals granted pursuant to Section 4(e).

y.	“Plan” means this 2015 Long-Term Incentives Plan as adopted by the Corporation and in effect from time to time.

z.

“Restricted Stock” means Stock granted pursuant to Section 4(c) which may not be traded or sold until the date that the restrictions on transferability imposed by the Committee or the Board of Directors, as the case may be, with respect to such Stock lapse.

aa.	“Restricted Stock Unit” means the right to receive in cash, Stock or a combination of cash and Stock, the Fair Market Value of one share of Stock granted pursuant to Section 4(d).

bb.	“SAR” means a stock appreciation right granted pursuant to Section 4(b).

cc.	“Section 409A” means Code Section 409A, including any regulations and other guidance issued thereunder.

dd.	“Stock” means shares of Common Stock, par value $.01 per share, of the Corporation or any security of the Corporation issued in substitution, exchange or lieu thereof.

ee.

“Subsidiary” means (i) any corporation or other entity in which the Corporation, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity and (ii) any corporation or other entity in which the Corporation has a significant equity interest and which the Committee has determined to be considered a Subsidiary for purposes of the Plan.

ff.

“Substitute Awards” means Awards granted or Stock issued by the Corporation in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Corporation or any Subsidiary or with which the Company or any Subsidiary combines.

Section 3: Eligibility

The Committee or, with respect to Awards under Section 4(h), the Committee or the Board of Directors, may grant one or more Awards to any Employee or Non-Employee Director designated by it to receive an Award. Non-Employee Directors are eligible to receive Awards only to the extent provided in Section 4(h).

Section 4: Awards

The Committee or, with respect to Awards under Section 4(h), the Committee or the Board of Directors, may grant any one or more of the following types of Awards, and any such Award may be granted by itself, together with another Award that is linked and alternative to the Award with which it is granted or together with another Award that is independent of the Award with which it is granted:

a.

Options. An Option is an option to purchase a specific number of shares of Stock exercisable at such time or times and subject to such terms and conditions as the Committee may determine consistent with the provisions of the Plan, including the following:

(i)

The exercise price of an Option (other than an Option issued as a Substitute Award) shall not be less than the Fair Market Value of the Stock on the date the Option is granted, and no Option may be exercisable more than 10 years after the date the Option is granted.

(ii)

The exercise price of an Option shall be paid in cash or, at the discretion of the Committee, in Stock valued at the Fair Market Value on the date of exercise, by withholding shares of Stock for which the Option is exercisable or through any combination of the foregoing.

(iii)

No fractional shares of Stock will be issued or accepted. The Committee may impose such other conditions, restrictions and contingencies with respect to shares of Stock delivered pursuant to the exercise of an Option as it deems desirable.

(iv)	Incentive Stock Options shall be subject to the following additional provisions:

A.

No grant of Incentive Stock Options to any one Employee shall cover a number of shares of Stock whose aggregate Fair Market Value (determined on the date the Option is granted), together with the aggregate Fair Market Value (determined on the respective date of grant of the Incentive Stock Option) of the shares of Stock covered by any Incentive Stock Options that have been previously granted under the Plan or any other plan of the Corporation or any Subsidiary and that are exercisable for the first time during the same calendar year, exceeds $100,000 (or such other amount as may be fixed as the maximum amount permitted by Code Section 422(d)); provided, however, that, if the limitation is exceeded, the Incentive Stock Options in excess of such limitation shall be treated as Non-Qualified Stock Options.

B.	No Incentive Stock Option may be granted under the Plan after November 18, 2024.

C.

No Incentive Stock Option may be granted to an Employee who on the date of grant is not an employee of the Corporation or a corporation that is a subsidiary of the Corporation within the meaning of Code Section 424(f).

(v)

Except as the Committee may otherwise specify in the case of death, disability, retirement, a Change of Control, a divestiture, or upon an involuntary termination that is not a performance-related termination, no Option granted to an Employee may be exercisable as to one-third of the shares of Stock underlying such Option before the first anniversary of the grant date of the Option, as to an additional one-third of the shares of Stock underlying such Option before the second anniversary of the grant date of the Option, and as to the balance of the shares of Stock underlying such Option before the third anniversary of the grant date of the Option.

b.

Stock Appreciation Rights (SARs). A SAR is the right to receive a payment measured by the excess of the Fair Market Value of a specified number of shares of Stock on the date on which the Participant exercises the SAR over the grant price of the SAR as determined by the Committee, which shall be exercisable at such time or times and subject to such terms and conditions as the Committee may determine, consistent with the provisions of the Plan, including the following:

(i)

The grant price of a SAR (other than a SAR issued as a Substitute Award) shall not be less than Fair Market Value of the Stock on the date the SAR is granted, and no SAR may be exercisable more than 10 years after the date the SAR is granted.

(ii)

SARs may be (A) freestanding SARs or (B) tandem SARs granted in conjunction with an Option, either at the time of grant of the Option or at a later date, and exercisable at the Participant’s election instead of all or any part of the related Option.

(iii)

The payment to which the Participant is entitled on exercise of a SAR may be in cash, in Stock valued at the Fair Market Value on the date of exercise or partly in cash and partly in Stock (as so valued), as the Committee may determine.

(iv)

Except as the Committee may otherwise specify in the case of death, disability, retirement, a Change of Control, a divestiture, or upon an involuntary termination that is not a performance-related termination, no SAR granted to an Employee may be exercisable as to one-third of the shares of Stock underlying such SAR before the first anniversary of the date the SAR was granted, as to an additional one-third of the shares of Stock underlying such SAR before the second anniversary of the date the SAR was granted, and as to the balance of the shares of Stock underlying such SAR before the third anniversary of the date the SAR was granted.

c.

Restricted Stock. Restricted Stock is Stock that is issued to a Participant subject to restrictions on transfer and such other restrictions on incidents of ownership as the Committee may determine, which restrictions shall lapse at such time or times, or upon the occurrence of such event or events, including but not limited to the achievement of one or more specific goals with respect to performance of the Corporation, a business unit (which may but need not be a Subsidiary) of the Corporation or that Participant over a specified period of time as the Committee may determine. Notwithstanding the foregoing, in the case of an Award of Restricted Stock to an Employee that is subject to restrictions that lapse solely over a specific period of time, no restrictions may lapse as to any portion of such Award before the first anniversary of the grant date of such Award, as to two-thirds of such Award before the second anniversary of the grant date of such Award, and as to one-third of such Award before the third anniversary of the grant date of such Award, except as the Committee shall otherwise specify in the case of death, disability, retirement, a Change of Control, a divestiture, or upon an involuntary termination that is not a performance-related termination. Subject to the specified restrictions, the Participant as owner of those shares of Restricted Stock shall have the rights of the holder thereof, except that the Committee may provide at the time of the Award that any dividends or other distributions paid with respect to that Stock while subject to those restrictions shall be accumulated, with or without interest, or reinvested in Stock and held subject to the same restrictions as the Restricted Stock and such other terms and conditions as the Committee shall determine. Shares of Restricted Stock shall be registered in the name of the Participant and, at the Corporation’s sole discretion, shall be held in book entry form subject to the Corporation’s instructions or shall be evidenced by a certificate, which shall bear an appropriate restrictive legend, shall be subject to appropriate stop-transfer orders and shall be held in custody by the Corporation until the restrictions on those shares of Restricted Stock lapse.

d.

Restricted Stock Unit. A Restricted Stock Unit is an Award of a right to receive at a specified future date an amount based on the Fair Market Value of a specified number of shares of Stock, subject to such terms and conditions as the Committee may establish, including but not limited to the achievement, over a specified period of time, of one or more specific goals with respect to performance of the Corporation, a business unit (which may but need not be a Subsidiary) of the Corporation or the Participant to whom the Restricted Stock Units are granted. Notwithstanding the foregoing, in the case of an Award of Restricted Stock Units to an Employee that provides for payout based solely on the passage of a specified period of time, no payout of such Award may be made as to any portion of such Award before the first anniversary of the grant date of such Award, as to two-thirds of such Award before the second anniversary of the grant date of such Award, and as to one-third of such Award before the third anniversary of the grant date of such Award, except as the Committee shall otherwise specify in the case of death, disability, retirement, a Change of Control, a divestiture, or upon an involuntary termination that is not a performance-related termination. Restricted Stock Units that become payable in accordance with their terms and conditions shall be paid out in Stock, in cash based on the Fair Market Value of the Stock underlying the Restricted Stock Units or partly in cash and partly in Stock, as the Committee may determine. Any person who holds Restricted Stock Units shall have no ownership interest in any shares of Stock to which such Restricted Stock Units relate until and unless payment with respect to such Restricted Stock Units is actually made in shares of Stock. The Committee may provide for no deemed accumulation of Dividend Equivalents or for the deemed accumulation of Dividend Equivalents in cash, with or without interest, or the deemed reinvestment of Dividend Equivalents in Stock held subject to the same conditions as the Restricted Stock Unit and/or such other terms and conditions as the Committee shall determine.

e.

Performance Units. A Performance Unit is an Award denominated in cash, the amount of which may be based on the achievement, over a specified period of time, of one or more specific goals with respect to performance of the Corporation, a business unit (which may but need not be a Subsidiary) of the Corporation or the Participant to whom the Performance Units are granted. Notwithstanding the foregoing, in the case of an Award of Performance Shares to an Employee that provides for payout based solely on the achievement of one or more specific performance goals, no payout of such Award may be made as to any portion of such Award before the first anniversary of the date such Award was granted, except as the Committee shall otherwise specify in the case of death, disability, retirement, a Change of Control, a divestiture, or upon an involuntary termination that is not a performance-related termination. The amount that may be paid to any one Participant with respect to Performance Units shall not exceed an annual average of $10 million during any consecutive three year period. The payout of Performance Units may be in cash, in Stock valued at the Fair Market Value on the payout date (or at the sole discretion of the Committee, the day immediately preceding that date), or partly in cash and partly in Stock, as the Committee may determine.

f.

Performance Shares. A Performance Share is an Award of a right to receive at a specified future date an amount based on the Fair Market Value of a specified number of shares of Stock, subject to such terms and conditions as the Committee may establish, including but not limited to the achievement, over a specified period of time, of one or more specific goals with respect to performance of the Corporation, a business unit (which may but need not be a Subsidiary) of the Corporation or the Participant to whom the Performance Shares are granted. Notwithstanding the foregoing, in the case of an Award of Performance Shares to an Employee that provides for payout based solely on the achievement of one or more specific performance goals, no payout of such Award may be made as to any portion of such Award before the first anniversary of the date such Award was granted, except as the Committee shall otherwise specify in the case of death, disability, retirement, a Change of Control, a divestiture, or upon an involuntary termination that is not a performance-related termination. Performance Shares that become payable in accordance with their terms and conditions shall be paid out in Stock, in cash based on the Fair Market Value of the Stock underlying the Performance Shares or partly in cash and partly in Stock, as the Committee may determine. Any person who holds Performance Shares shall have no ownership interest in any shares of Stock to which such Performance Shares relate until and unless payment with respect to such Performance Shares is actually made in shares of Stock.

g.	Performance Compensation Awards.

(i)

The Committee may, at the time of grant of an Award (other than an Option or SAR) designate such Award as a Performance Compensation Award in order that such Award constitute qualified performance-based compensation under Code Section 162(m); provided, however, that no Performance Compensation Award may be granted to an Employee who on the date of grant is a leased employee of the Corporation or a Subsidiary. With respect to each such Performance Compensation Award, the Committee shall (on or before the 90th day of the applicable Performance Period or such other period as may be required by Code Section 162 (m)) establish, in writing, a Performance Period, Performance Measure(s), Performance Goal(s) and Performance Formula(s). Once established for a Performance Period, such items shall not be amended or otherwise modified if and to the extent such amendment or modification would cause the compensation payable pursuant to the Award to fail to constitute qualified performance-based compensation under Code Section 162(m).

(ii)

A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that the Performance Goal(s) for that Award are achieved and the Performance Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s Award has been earned for the Performance Period. As soon as practicable after the close of each Performance Period, the Committee shall review and determine whether, and to what extent, the Performance Goal(s) for the Performance Period have been achieved and, if so, determine the amount of the Performance Compensation Award earned by the Participant for such Performance Period based upon such Participant’s Performance Formula. The Committee shall then determine the actual amount of the Performance Compensation Award to be paid to the Participant and, in so doing, may in its sole discretion decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance. The maximum Performance Compensation Award for any one Participant for any one Performance Period shall be determined in accordance with Sections 4(e) and 5(e), as applicable.

h.	Awards to Non-Employee Directors.

(i)

Initial Award. Subject to the provisions of Section 4(h)(v), each newly elected Non-Employee Director shall, as soon as practicable after initially becoming a member of the Board of Directors, be granted an Award of a number of Restricted Stock Units determined by dividing (A) the sum of (i) $100,000 (or such other amount determined by the Board of Directors) and (ii) $110,000 (or such other amount determined by the Board of Directors) multiplied by a fraction where the numerator is the number of days until the next Annual Meeting of Shareowners and the denominator is 365 by (B) the Fair Market Value on the date of such initial appointment and rounding up the resulting Restricted Stock Units to the next highest whole number, with terms and conditions including restrictions as determined by the Board of Directors or the Committee. The restrictions on the Restricted Stock Units shall lapse and it is intended that the Restricted Stock Units shall be payable only upon permissible payment events under Section 409A or in a manner that meets the requirements of an exemption from Section 409A, as set forth in the applicable Award Agreement.

(ii)

Annual Award. Subject to the provisions of Section 4(h)(v), immediately following each Annual Meeting of Shareowners, each Non-Employee Director who is elected a director at, or who was previously elected and continues as a director after, that Annual Meeting shall be granted an Award of a number of Restricted Stock Units determined by dividing $110,000 (or such other amount determined by the Board of Directors) by the Fair Market Value on the date of the Annual Meeting and rounding up the resulting Restricted Stock Units to the next highest whole number, with terms and conditions including restrictions as determined by the Board of Directors or the Committee. The restrictions on the Restricted Stock Units shall lapse and it is intended that the Restricted Stock Units shall be payable only upon permissible payment events under Section 409A or in a manner that meets the requirements of an exemption from Section 409A, as set forth in the applicable Award Agreement.

(iii)

Restricted Stock Units in Lieu of Cash Compensation. Subject to the provisions of Section 4(h)(v), in lieu of cash compensation, each Non-Employee Director may elect to receive all or a portion of his or her annual retainer or other fees for service on the Board of Directors or its committees by delivery of a whole number of shares of Restricted Stock Units, determined by dividing the portion of the retainer fee or other fees to be paid in Restricted Stock Units by the Fair Market Value on the date when payment is made and rounding up to the next highest whole number. The restrictions on the Restricted Stock Units shall lapse and it is intended that the Restricted Stock Units shall be payable only upon permissible payment events under Section 409A or in a manner that meets the requirements of an exemption from Section 409A, as set forth in the applicable Award Agreement.

(iv)

Timing to Elect to Receive Restricted Stock Units in Lieu of Cash Compensation. To the extent that such arrangement is subject to Section 409A, any election made by a Non-Employee Director under Section 4(h)(iii) to forego cash compensation must be made by December 31 of the calendar year preceding the calendar year in which the Non-Employee Director will be performing the services underlying such cash compensation; provided, however, that such election may be made within 30 days after the date a Non-Employee Director first becomes eligible to participate in the Plan (but only with respect to amounts earned after the date of the election).

(v)

Changes to Award Grants. At such times as it may determine, the Board of Directors may change (A) the form of any Award provided for in Sections 4(h)(i), 4(h)(ii) and 4(h)(iii) to any other type of Award set forth in this Section 4 and (B) the size and the vesting period of any such Award; provided, however, that no Non-Employee Director shall be granted Awards under this Plan in any consecutive 12-month period having a value of more than $500,000 measured as of the grant date. Restricted Stock Units received by a Non-Employee Director in lieu of cash compensation otherwise payable (including Dividend Equivalents) shall not be counted against the $500,000 limit.

(vi)

For grants of Awards to Non-Employee Directors, all references to the Committee in this Section 4 and in Sections 8(a), 8(c), 8(d) and 8(g) shall be deemed to refer to the Committee or the Board of Directors.

i.

Deferrals. The Committee may require or permit Participants to defer the issuance or vesting of shares of Stock or the settlement of Awards under such rules and procedures as it may establish under the Plan. The Committee may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of Dividend Equivalents on deferred settlements in shares of Stock. Notwithstanding the foregoing, no deferral will be permitted if it will result in the Plan becoming an “employee pension benefit plan” under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is not otherwise exempt under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding the foregoing, it is the intent of the Corporation that any deferral made under this Section 4(i) shall (A) satisfy the requirements for exemption under Section 409A or (B) satisfy the requirements of Section 409A.

j.

Other Section 409A Provisions. In addition to the provisions related to the deferral of Awards under the Plan set forth in Section 4(i) and notwithstanding any other provision of the Plan to the contrary, the following provisions shall apply to Awards:

(i)

To the extent not otherwise set forth in the Plan, it is the intent of the Corporation that the Award Agreement for each Award shall set forth (or shall incorporate by reference to the Corporation’s Deferred Compensation Plan) such terms and conditions as are necessary to (A) satisfy the requirements for exemption under Section 409A or (B) satisfy the requirements of Section 409A;

(ii)

Without limiting the generality of the foregoing, it is the intent of the Corporation that the payment of dividends on Restricted Stock or the payment of Dividend Equivalents on Restricted Stock Units or Performance Shares shall (A) satisfy the requirements for exemption under Section 409A or (B) satisfy the requirements of Section 409A, including without limitation, to the extent necessary, the establishment of a separate written arrangement providing for the payment of such dividends or Dividend Equivalents;

(iii)

Notwithstanding any other provision of this Plan to the contrary, the Corporation makes no representation that the Plan or any Award will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Plan or any Award;

(iv)

Notwithstanding any other provision of the Plan to the contrary, in the case of any Award that is subject to and not exempt from Section 409A to the extent that payment is made on account of a “Change of Control”, “retirement”, “termination of employment” or “disability”, (A) all references to “Change of Control” (other than the references in Section 10(a)(ii)(x)) shall instead refer to “Change of Control that constitutes a “Section 409A Change of Control”, (B) all references to “retirement” shall instead refer to “retirement that constitutes a Separation from Service”, (C) all references to a Participant’s employment being terminated shall instead be to the Participant’s Separation from Service, and (D) all references to “disability” shall instead refer to a “disability” that meets the requirements of Treasury Regulation Section 1.409A-3(i)(4)(i); and

(v)

Notwithstanding any other provision of the Plan to the contrary, in the case of any Award that is subject to and not exempt from Section 409A, if any payment with respect to such Award is payable to a Participant who is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i)) and such payment is subject to the six month delay in payment pursuant to Section 409A(a)(2)(B)(i) of the Code, such payment shall be delayed until six months after the Participant’s Separation from Service (or earlier death) in accordance with the requirements of Section 409A.

Section 5: Stock Available under Plan

a.

Subject to the adjustment provisions of Section 9 and this Section 5, 11,000,000 new plan shares of Stock are hereby reserved for grant and issuance for the purpose of making Awards under the Plan; provided however, that no more than 11 million shares may be granted as Incentive Stock Options. Any shares of Stock granted in connection with Awards of Options and SARs shall be counted against the shares of Stock available for grant under the Plan as one (1) share of Stock for every one (1) Option or SAR awarded. Any shares of Stock granted in connection with any Awards other than Options and SARs shall be counted against the shares available for grant under the Plan as three and eighty eight hundredths (3.88) shares of Stock for every such Award.

b.

Any shares of Stock subject to Awards that terminate, expire, or are forfeited, cancelled or settled in cash, either in whole or in part, may be used for the further grant of Awards to the extent of such termination, expiration, forfeiture, cancellation or settlement. Any shares of Stock that become available for future Awards pursuant to the immediately preceding sentence shall be added to the shares of Stock available for grant under the Plan as one (1) share of Stock if such shares were subject to Options or SARs under the Plan and as three and eighty eight hundredths (3.88) shares of Stock if such shares were subject any other Awards under the Plan.

c.

Notwithstanding the foregoing, the following shares of Stock may not be reused, reissued or otherwise treated as being available for Awards or issuance under the Plan: (A) shares that are withheld or tendered as payment of an Award, (B) shares delivered or withheld by the Corporation to pay taxes in connection with an Award, and (C) shares that are repurchased on the open market by the Corporation with proceeds of an Option exercise.

d.

In order to avoid double counting for SARs and other appreciation rights, only the specified number of shares of Stock underlying the Award shall be treated as being unavailable for other Awards or other issuances pursuant to the Plan unless the SAR or other appreciation right is forfeited, terminated or cancelled without the delivery of cash or Stock.

e.

Subject to the adjustment provisions of Section 9, no single Participant shall receive Awards, as an annual average during any consecutive three year period, of more than 1,000,000 Options (measured by the number of shares of Stock underlying such Options), SARs (measured by the number of shares of Stock underlying such SARs), shares of Restricted Stock, Restricted Stock Units, Performance Shares or any combination thereof under the Plan. For purposes of determining such limit on Awards to a Participant under this Section 5, each share of Stock underlying Options and SARs shall count as one (1) share of Stock and each share of Stock underlying any other Awards shall count as three and eighty eight hundredths (3.88) shares of Stock.

f.

The Stock that may be delivered on grant, exercise or settlement of an Award under the Plan may be reacquired shares held in treasury or authorized but unissued shares. At all times the Corporation will reserve and keep available a sufficient number of shares of Stock to satisfy the requirements of all outstanding Awards made under the Plan.

g.	For purposes of this Section 5, any Substitute Awards shall not be counted against the shares of Stock available under the Plan.

Section 6: Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement. Each Award Agreement shall set forth the terms and conditions applicable to the Award, including but not limited to: (i) provisions for the time at which the Award becomes exercisable or otherwise vests; (ii) provisions for the treatment of the Award in the event of the termination of a Participant’s status as an Employee; (iii) any special provisions applicable in the event of an occurrence of a Change of Control, as determined by the Committee consistent with the provisions of the Plan; and (iv) in the Committee’s sole discretion, any additional provisions as are required to (A) satisfy the requirements for exemption under Section 409A or (B) satisfy the requirements of Section 409A.

Section 7: Amendment and Termination

The Board of Directors may at any time amend, suspend or terminate the Plan, in whole or in part; provided, however, that, without the approval of the shareowners of the Corporation, no such action shall (i) increase the number of shares of Stock available for Awards as set forth in Section 5 (other than adjustments pursuant to Section 9), (ii) amend Sections 4(a)(v), 4(b)(iv), 4(c), 4(d), 4(e), and 4(f) to allow for accelerated vesting, exercisability or payout of Awards other than in the circumstances contemplated in those sections or in Section 9 or (iii) materially increase the benefits accruing to Participants under the Plan or otherwise make any material revision to the Plan, or otherwise be effective to the extent that such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan, including applicable requirements of the New York Stock Exchange; and provided, further, that, subject to Section 9, no such action shall impair the rights of any holder of an Award without the holder’s consent. The Committee may, subject to the Plan, at any time alter or amend any or all Award Agreements to the extent permitted by applicable law; provided, however, that, subject to Section 9, no such alteration or amendment shall impair the rights of any holder of an Award without the holder’s consent. Notwithstanding the foregoing, neither the Board of Directors nor the Committee shall (except pursuant to Section 9) amend the Plan or any Award Agreement to reprice any Option or SAR whose exercise price is above the then Fair Market Value of the Stock subject to the Award, whether by decreasing the exercise price, canceling the Award and granting a replacement Award, repurchasing the Award for cash, or otherwise, without shareowner approval.

Section 8: Administration

a.	The Plan and all Awards shall be administered by the Committee. The members of the Committee shall be designated by the Board of Directors.

b.

Any member of the Committee who, at the time of any proposed grant of one or more Awards, is not both an “outside director” as defined for purposes of Code Section 162(m) and a “Non-Employee Director” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act (or any successor provision), shall abstain from and take no part in the Committee’s action on the proposed grant.

c.

The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Employees and Non-Employee Directors who receive, or who are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

d.

The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

e.	The Corporation shall pay all reasonable expenses of administering the Plan, including but not limited to the payment of professional fees.

f.

It is the intent of the Corporation that the Plan and Awards hereunder satisfy, and be interpreted in a manner that satisfy: (i) in the case of Participants who are or may be Executive Officers or Non-Employee Directors, the applicable requirements of Rule 16b-3 under the Exchange Act, so that such persons will be entitled to the benefits of Rule 16b-3, or other exemptive rules under Section 16 of the Exchange Act, and will not be subjected to avoidable liability under Section 16(b) of the Exchange Act; (ii) in the case of Performance Compensation Awards to Covered Employees, the applicable requirements of Code Section 162(m); and (iii) either the requirements for exemption under Section 409A or the requirements of Section 409A. If any provision of the Plan or of any Award Agreement would otherwise frustrate or conflict with the intent expressed in this Section 8(f), that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, and to the extent legally permitted, such provision shall be deemed void as to Executive Officers, Non-Employee Directors or Covered Employees, as applicable.

g.	The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

h.

The Committee may delegate, and revoke the delegation of, all or any portion of its authority and powers under the Plan to the Chief Executive Officer of the Corporation, except that the Committee may not delegate any discretionary authority with respect to Awards granted to the Chief Executive Officer or Non-Employee Directors or substantive decisions or functions regarding the Plan or Awards to the extent inconsistent with the intent expressed in Section 8(f) or to the extent prohibited by applicable law.

Section 9: Adjustment Provisions

a.

In the event of any change in or affecting the outstanding shares of Stock by reason of a stock dividend or split, merger or consolidation (whether or not the Corporation is a surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make such amendments to the Plan and outstanding Awards and Award Agreements and make such adjustments and take actions thereunder as it deems appropriate, in its sole discretion, under the circumstances. Such amendments, adjustments and actions may include, but are not limited to, changes in the number of shares of Stock then remaining subject to the Plan, and the maximum number of shares that may be granted or delivered to any single Participant pursuant to the Plan, including those that are then covered by outstanding Awards, or accelerating the vesting of outstanding Awards.

b.

The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the shareowners of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other change in the capital structure of its business, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

Section 10: Miscellaneous

a.

Change of Control. Except as otherwise determined by the Committee at the time of the grant of an Award, and except as is necessary to satisfy the requirements for exemption under Section 409A or the requirements of Section 409A (in which event, the Committee may determine to modify the definition of Change of Control in order to satisfy such requirements), upon an Employee’s termination of employment by the Corporation or a Subsidiary without cause, or by the Employee for good reason, within such period following the Change of Control of the Corporation as determined by the Committee (if applicable, cause and good reason may be defined in the Award Agreement), then in respect of such Employee all outstanding Stock Options and SARs shall become vested and exercisable; all restrictions on Restricted Stock and Restricted Stock Units shall lapse; all performance goals shall be deemed achieved at levels determined by the Committee and all other terms and conditions met; all Performance Shares shall be delivered; all Performance Units and Restricted Stock Units shall be paid out as promptly as practicable; and all other Awards shall be delivered or paid. The term “Change of Control” shall mean the occurrence of any of the following:

(i)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Corporation (the “Outstanding Rockwell Collins Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Rockwell Collins Voting Securities”); provided, however, that, for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Corporation; (x) any acquisition by the Corporation; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation, or any corporation controlled by the Corporation; or (z) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 10(a); or

(ii)

Individuals who, as of November 18, 2014, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to that date whose election, or nomination for election by the Corporation’s shareowners, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(iii)

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Rockwell Collins Common Stock and Outstanding Rockwell Collins Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Rockwell Collins Common Stock and Outstanding Rockwell Collins Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation, or of such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Corporate Transaction; or

(iv)	Approval by the Corporation’s shareowners of a complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing provisions of this definition, unless otherwise determined by the Board of Directors, no Change of Control shall be deemed to have occurred with respect to an Award if (A) the holder of such Award is a member of a group that first announces a proposal which, if successful, would result in a Change of Control and which proposal (including any modifications thereof) is ultimately successful, (B) the holder of such Award acquires a two percent (2%) or more equity interest in the entity that ultimately acquires the Company pursuant to the transaction described in clause (A) above, or (C) treatment of an event that is otherwise a Change of Control under this Section 10(a) with respect to such Award would result in violation of the rules relating to “nonqualified deferred compensation plans” under Section 409A(a).

b.	Nonassignability. Except as otherwise provided by the Committee, no Award shall be assignable or transferable except by will or by the laws of descent and distribution.

c.

Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Corporation or a Subsidiary from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

d.

Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any payment is to be provided under the Plan, then payments shall be made accordingly; provided, however, to the extent that such payments would cause an Award to fail to satisfy the requirements for exemption under Section 409A or the requirements of Section 409A, the Committee may determine in its sole discretion not to make such payments in such manner. Any such payment shall be a complete discharge of the liability hereunder.

e.

Unfunded Plan. The Plan shall be unfunded. No provision of the Plan or any Award Agreement shall require the Corporation or a Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Corporation or a Subsidiary maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Corporation or a Subsidiary, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under generally applicable law.

f.

Limits of Liability. Any liability of the Corporation or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. Neither the Corporation or its Subsidiaries, nor any member of the Board of Directors or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

g.

Rights of Employees and Non-Employee Directors. Except as provided in Section 4(h), status as an eligible Employee or Non-Employee Director shall not be construed as a commitment that any Award shall be made under the Plan to such eligible Employee or Non-Employee Director or to eligible Employees and Non-Employee Directors generally. Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant any right to continue in the employ or other service of the Corporation or a Subsidiary, and shall not constitute any contract or limit in any way the right of the Corporation or a Subsidiary to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause. A transfer of an Employee from the Corporation to a Subsidiary, or vice versa, or from one Subsidiary to another, and a leave of absence, duly authorized by the Corporation, shall not be deemed a termination of employment or other service; provided, however, that, to the extent that Section 409A is applicable to an Award, Section 409A’s definition of “separation of service”, to the extent contradictory, shall apply to determine when a Participant becomes entitled to a distribution upon termination of employment.

h.

Rights as a Shareowner. A Participant shall have no rights as a shareowner with respect to any Stock covered by an Award until the date the Participant becomes the holder of record thereof. Except as provided in Section 9, no adjustment shall be made for dividends or other rights, unless the Award Agreement specifically requires such adjustment.

i.

Withholding. Applicable taxes, to the extent required by law, shall be withheld in respect of all Awards. A Participant may satisfy the withholding obligation by paying the amount of any taxes in cash or, with the approval of the Committee, shares of Stock may be delivered to the Corporation or deducted from the payment to satisfy the obligation in full or in part. The amount of the withholding and the number of shares of Stock to be paid or deducted in satisfaction of the withholding requirement shall be determined by the Committee with reference to the Fair Market Value of the Stock when the withholding is required to be made; provided, however, that the amount of withholding to be paid in respect of Options exercised through the cashless method in which shares of Stock for which the Options are exercised are immediately sold may be determined by reference to the price at which said shares are sold. The Corporation shall have no obligation to deliver any Stock pursuant to the grant or settlement of any Award until it has been reimbursed for all required withholding taxes.

j.

Section Headings. The section headings contained herein are for the purpose of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, shall control.

k.

Construction. In interpreting the Plan, the masculine gender shall include the feminine, the neuter gender shall include the masculine or feminine, and the singular shall include the plural unless the context clearly indicates otherwise. Any reference to a statutory provision or a rule under a statute shall be deemed a reference to that provision or any successor provision unless the context clearly indicates otherwise.

l.

Invalidity. If any term or provision contained herein or in any Award Agreement shall to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability shall not affect any other provision or part thereof.

m.

Applicable Law. The Plan, the Award Agreements and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.

n.

Compliance with Laws. Notwithstanding anything contained herein or in any Award Agreement to the contrary, the Corporation shall not be required to sell, issue or deliver shares of Stock hereunder or thereunder if the sale, issuance or delivery thereof would constitute a violation by the Participant or the Corporation of any provisions of any law or regulation of any governmental authority or any national securities exchange; and as a condition of any sale or issuance the Corporation may require such agreements or undertakings, if any, as the Corporation may deem necessary or advisable to assure compliance with any such law or regulation.

o.

Supplementary Plans. The Committee may authorize supplementary plans applicable to Employees subject to the tax laws of one or more countries other than the United States and providing for the grant of Non-Qualified Stock Options, SARs, Restricted Stock, Restricted Stock Units or Performance Shares to such Employees on terms and conditions, consistent with the Plan, determined by the Committee, which may differ from the terms and conditions of other Awards pursuant to the Plan for the purpose of complying with the conditions for qualification of Awards for favorable treatment under foreign tax laws. Notwithstanding any other provision hereof, Options granted under any supplementary plan shall include provisions that conform with Sections 4(a)(i), (ii) and (iii); SARs granted under any supplementary plan shall include provisions that conform with Section 4(b); Restricted Stock granted under any supplementary plan shall include provisions that conform with Section 4(c); Restricted Stock Units granted under any supplementary plan shall include provisions that conform with Section 4(d); and Performance Shares granted under any supplementary plan shall include provisions that conform with Section 4(f).

p.

Effective Date and Term. The Plan was adopted by the Board of Directors on November 18, 2014 and will become effective if it is approved by the Corporation’s shareowners at the Corporation’s 2015 Annual Meeting of Shareowners. If the Plan becomes effective, it shall remain in effect until all Awards under the Plan have been exercised or terminated under the terms of the Plan and applicable Award Agreements; provided, however, that Awards under the Plan may be granted only within ten (10) years from the effective date of the Plan.